UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 1, 2017
Brown & Brown, Inc.
(Exact Name of Registrant Specified in Charter)
Florida
(State or other jurisdiction of incorporation)

001-13619 (Commission File Number)	59-0864469 (I.R.S. Employer Identification No.)

220 South Ridgewood Avenue, Daytona Beach, FL (Address of principal executive offices)	32114 (Zip Code)
Registrant’s telephone number, including area code (386) 252-9601
N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
❑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❑ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❑ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 1, 2017 (the “Effective Date”), Brown & Brown, Inc. (the “Company”) entered into a settlement agreement (the “Settlement Agreement”) with AssuredPartners, Inc. and certain of its employees and former employees of the Company (the “Assured Parties”) to settle all ongoing litigation relating to the lawsuit in the Circuit Court for the Seventh Judicial Circuit, in and for Volusia County, Florida, Case No. 2016-30900-CICI, regarding claims of the Company against the Assured Parties relating to certain violations of post-employment restrictive covenants, tortious interference, and other claims, and counterclaims by certain Assured Parties against the Company for breach of employment agreements and breach of implied condition of employment agreements.

Pursuant to the terms of the Settlement Agreement, (i) all claims and counterclaims asserted in the litigation will be dismissed with prejudice, (ii) each of the parties to the litigation has received full releases of all claims and counterclaims asserted in the litigation, (iii) the Assured Parties paid the Company the sum of $20 million on the Effective Date, (iv) for a period of six months after the Effective Date, the Assured Parties will not solicit, hire, engage, or seek to induce, directly or indirectly, any employee of the Company for employment by any Assured Party in any capacity, and (v) for a period of 18 months after the Effective Date, the Assured Parties will not solicit, hire, engage, or seek to induce, directly or indirectly, any employee of the Company for employment by any Assured Party in any capacity from any of the Company’s offices located in Daytona Beach, Florida and the greater Orlando, Florida area, including all offices in Orange and Seminole Counties, Florida.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2017

BROWN & BROWN, INC.

By:	/s/ R. Andrew Watts
R. Andrew Watts
Executive Vice President, Treasurer and
Chief Financial Officer